UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2002

NEXIQ TECHNOLOGIES, INC.
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(Exact Name of Registrant as Specified in its Charter)

New Hampshire
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(State or Other Jurisdiction of Incorporation)

0-19717 (Commission File Number)	02-0218767 (IRS Employer Identification Number)

6405 Nineteen Mile Road Sterling Heights, MI (Address of Principal Executive Offices)	48314 (Zip Code)

(586) 731-6410
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(Registrant's Telephone Number, Including Area Code)

Not Applicable
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(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.      OTHER EVENTS

On October 11, 2002, NEXIQ Technologies, Inc., a New Hampshire corporation (the "Company"), issued a press release announcing that the Company and certain of its subsidiaries had filed a voluntary petition for reorganization under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the "Court").  The Company announced that the purpose of the filing is to conduct and consummate a sale of significantly all of the Company's operations on an expedited basis.

On November 26, 2002, the Company filed a motion with the Court seeking approval of the sale of substantially all of its assets.  By two orders dated December 12, 2002, the Court granted the Company's motion for orders approving asset purchase agreements, authorizing the sale of substantially all of the Company's core and e-Technician assets and the Company's "IVIS" division assets free and clear of liens, claims, interests and encumbrances and the assumption and assignment of certain executory contracts and leases, and granting related relief. The full text of the orders of the court are attached hereto as Exhibits 99.1 and 99.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEXIQ TECHNOLOGIES, INC.
December 18, 2002	By:/s/Kevin F. Kelly Kevin F. Kelly Vice President and Chief Financial Officer

EXHIBIT LISTING AND INDEX

Exhibit No.	Description

99.1	Order of the Honorable Walter Shapero, United States Bankruptcy Court for the Eastern District oMichigan, Southern Division, dated December 12, 2002 under 11 U.S.C. sections 105(a), 363(b), (f), (l) and (m), 365, and 1146(c) and Fed. R. Bankr. P. 2002, 6004, 6006, 9014: (A) approving asset purchase agreement; (B) authorizing (i) sale of substantially all of the debtor's core and e-Technician assets free and clear of liens, claims, interests and encumbrances and (ii) assumption and assignment of certain executory contracts and leases, and (C) granting related relief

99.2	Order of the Honorable Walter Shapero, United States Bankruptcy Court for the Eastern District of Michigan, Southern Division, dated December 12, 2002 under 11 U.S.C. sections 105(a), 363(b), (f), (l) and (m), 365, and 1146(c) and Fed. R. Bankr. P. 2002, 6004, 6006, 9014: (A) approving asset purchase agreement; (B) authorizing (i) sale of substantially all of the debtor's "IVIS" division assets free and clear of liens, claims, interests and encumbrances and (ii) assumption and assignment of certain executory contracts and leases, and (C) granting related relief